Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES APPOINTMENT OF

CHRISTINA CHIU AS EXECUTIVE VICE PRESIDENT AND CHIEF

FINANCIAL OFFICER

New York, New York, April 23, 2020—Empire State Realty Trust, Inc. (NYSE:ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced the appointment of Christina Chiu as Executive Vice President and Chief Financial Officer. Ms. Chiu will lead the Company’s finance function and will be responsible for financial reporting, capital markets, financial planning and analysis, investor relations, tax, treasury and information technology.

Anthony E. Malkin, Chairman and Chief Executive Officer stated, “We have stated for many months our intention to work with Korn Ferry International to identify a CFO who will complement well our current business and our plans for the future. The Board of Directors and I are very pleased to welcome Christina to our leadership team. Christina’s experience, knowledge, and personality are a great fit for ESRT, not just for today, but for the future.”

Ms. Chiu stated, “I am thrilled to join Empire State Realty Trust with its high-quality portfolio and strong balance sheet. I look forward to working with the entire team to contribute to the future success of the Company.”

Ms. Chiu will join Empire State Realty Trust following an 18-year career at Morgan Stanley, where she has been a Managing Director since 2014. She currently serves as Chief Operating Officer of the Global Listed Real Assets business at Morgan Stanley Investment Management, where she is responsible for business development and capital raising efforts, investor relationships, overseeing the day-to-day business, and execution of strategic initiatives. In addition, she is responsible for Canadian REIT sector coverage and serves as a member of the MSIM Sustainability Council and Listed Real Assets Investment Committee. She began her career as a real estate investment banking analyst where she worked on both principal investing and strategic advisory transactions. Ms. Chiu earned a B.S. in Finance and Accounting summa cum laude from New York University Stern School of Business.

Mr. Malkin added, “The ESRT team and its stakeholders owe great thanks to Senior Vice Presidents John Hogg and Drew Prentice, respectively our head of FP &A and our Chief Accounting Officer, Treasurer, and Acting Chief Financial Officer, who have done outstanding work over several quarters in the timely and accurate reporting of our financial statements, operation of our financial planning amidst business conditions both normal and extraordinary, our recently concluded unsecured notes issuance and the expansion and extension of our term loan. Additionally, special thanks to our Vice President of Investor Relations Greg Faje for his work, and to President and COO John Kessler for his leadership of our transition team and the work they have done. ESRT never missed a beat.”

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of March 31, 2020, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

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